PROFESSIONALLY MANAGED PORTFOLICIS
                     OPERATING EXPENSES LIMITATION AGREEMENT


     THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of December 3, 1999 by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the "Trust"), on behalf of the Lighthouse Contrarian Fund series of the Trust (the "Fund") and Lighthouse Capital Management. Inc., a Texas corporation, the investment advisor of the Fund (the "Advisor").

                                   WITNESSETH

     WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated September 29, 1995 (the "Investment Advisory Agreement"); and

     WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, to the amounts listed in Appendix A (the "Annual Limits"). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12bI fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

     3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this. Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.

     4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely unless sooner terminated as provided in Paragraph 5 of this Agreement.

     5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect to the Fund, if the Investment Advisory Agreement for the Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for the Fund.

     6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     9. Notice of Declaration of Trust. The Advisor agrees that the Trust's obligations under this Agreement shall be limited to the Fund and to its assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

PROFESSIONALLY MANAGED                        LIGHTHOUSE CAPITAL MANAGEMENT,
PORTFOLIOS on behalf of the                   INC.
Lighthouse Contrarian Fund

By:/s/ Robert M. Slotky                       By: /s/ Paul G. Horton
-----------------------                       -----------------------
Title: Treasurer                              Title: President
       ---------                                     ---------


                                   Appendix A

Fund                                          Operating Expense Limit
----                                          -----------------------


Lighthouse Contrarian Fund                    2.00%